                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                         (INCLUDING ASSOCIATED RIGHTS)
                                       OF
                                   OEA, INC.
                                       AT
                              $10.00 NET PER SHARE
                                       BY
                             OEA MERGER CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                 AUTOLIV, INC.
----------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 24, 2000, UNLESS THE OFFER IS EXTENDED.
   ---------------------------------------------------------------------------

    THE OFFER (AS HEREINAFTER DEFINED) IS BEING MADE IN CONNECTION WITH THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 12, 2000 (THE "MERGER AGREEMENT"), BY AND AMONG OEA, INC. (THE "COMPANY"), AUTOLIV, INC. ("PARENT") AND OEA MERGER CORPORATION ("PURCHASER"). THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (I) DETERMINED THAT THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, (II) APPROVED THE MERGER, THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS HEREINAFTER DEFINED) PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK PAR VALUE $0.10 PER SHARE (THE ``COMMON STOCK") OF THE COMPANY, INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK (THE "RIGHTS" AND TOGETHER WITH THE COMMON STOCK, THE "SHARES"), WHICH REPRESENTS MORE THAN FIFTY PERCENT OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES) AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 15.

    THE OFFER IS NOT CONDITIONED UPON PARENT OR PURCHASER OBTAINING FINANCING.

                    The Information Agent for the Offer is:
                   Georgeson Shareholder Communications Inc.
                         17 State Street, 10(th) Floor
                              New York, N.Y. 10004
                Brokers and Bankers Call Collect (212) 440-9800
                                       Or
                    All Others Call Toll Free (800) 223-2064

March 24, 2000

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal; mail or deliver it and any other required documents to the Depositary indicated thereon, and either deliver the certificate(s) for such tendered Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in
Section 2 of this Offer to Purchase, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

    The Rights are presently evidenced by the certificates for the Shares and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificate(s) for Shares is not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2 of this Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be directed to the Information Agent. Purchaser will not pay any fee or commission to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                               SUMMARY TERM SHEET

    OEA Merger Corporation is offering to purchase all of the outstanding shares of common stock of OEA, Inc. and the rights to purchase common stock associated with the shares for $10.00 per share in cash. The following are some of the questions that you, as a stockholder of OEA, Inc., may have and the answers to those questions. We urge you to read carefully the remainder of this offer to purchase and the letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

- WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is OEA Merger Corporation. We are a Delaware corporation and have carried on no business other than in connection with the merger agreement. We are an indirect wholly owned subsidiary of Autoliv, Inc., a Delaware corporation. See the "Introduction" and Section 8.

- WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are offering to purchase all of the outstanding common stock of OEA, Inc. and the rights to purchase common stock associated with such shares. See the "Introduction" and Section 1.

- HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    We are offering to pay $10.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

- DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Autoliv ASP, Inc., our direct parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. We anticipate that a significant portion of these funds will be obtained from the existing resources of Autoliv ASP, Inc., including short term borrowings in the ordinary course of business. For the remainder, Autoliv, Inc. has obtained a credit agreement dated March 22, 2000 among Autoliv ASP, Inc. as borrower, Autoliv, Inc. as guarantor, Skandinaviska Enskilda Banken AB (publ) as lender and SEB Debt Capital Markets as arranger. The offer, however, is not conditioned upon any financing arrangements. See
Section 9.

- IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

    We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment consists solely of cash. Autoliv, Inc. has arranged for a significant portion of our funding to come from the existing resources of Autoliv ASP, Inc., including short term borrowings in the ordinary course of business. For the remainder, Autoliv, Inc. has obtained a credit agreement dated March 22, 2000 among Autoliv ASP, Inc. as borrower, Autoliv, Inc. as guarantor, Skandinaviska Enskilda Banken AB (publ) as lender and SEB Debt Capital Markets as arranger. Additionally, the offer is not subject to any financing condition. See Section 9.

- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 12:00 midnight, New York City time, on Monday, April 24, 2000 to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 and Section 2.

- CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    Subject to the terms of the merger agreement, we can extend the offer. We have agreed in the merger agreement that we may extend the offer without OEA, Inc.'s consent in the following circumstances:

    - If necessary to satisfy any condition of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we may extend for 40 business days; or

    - If any of the conditions to the offer, other than the condition that more than 50% of the outstanding shares of OEA, Inc. on a fully diluted basis (excluding shares held by OEA, Inc. or any of its subsidiaries), be validly tendered and not properly withdrawn, have not been satisfied or waived, we may extend the offer for up to 20 business days;

    - If all conditions to the offer have been satisfied or waived but less than 90% of the outstanding shares of OEA, Inc. on a fully diluted basis (excluding shares held by OEA, Inc. or any of its subsidiaries) have been validly tendered and not properly withdrawn, we may extend the offer for up to four successive five business day periods (i.e., up to 20 business days);

    - If any conditions to the offer have not been satisfied or waived, and another takeover proposal has been made or publicly disclosed by a person other than us, including OEA, Inc. and any of its subsidiaries and affiliates, or if we otherwise learn that such a takeover proposal has been made or publicly proposed, we may extend the offer until ten days after the termination of such other takeover proposal, but not later than the earlier of June 30, 2000 and the minimum time period necessary to satisfy all conditions that have not been satisfied or waived.

- HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform First Chicago Trust Company of New York (which is the depositary for the offer) of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

- WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    - We are not obligated to purchase any shares which are validly tendered unless the number of shares validly tendered and not properly withdrawn before the expiration date of the offer represents more than 50% of the outstanding shares of OEA, Inc. on a fully diluted basis (excluding shares held by OEA, Inc. or any of its subsidiaries). We call this condition the "minimum condition".

    - We are not obligated to purchase shares which are validly tendered if there is a material adverse change in the financial condition, business, operations, liquidity, property or assets of OEA, Inc. and its subsidiaries (considered as one enterprise) or if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has not expired or been terminated.

    The offer is also subject to a number of other conditions. We can waive any of the conditions to the offer without OEA, Inc.'s consent other than the minimum condition. See Section 15.

- HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed and duly executed letter of transmittal, to First Chicago Trust Company of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary which is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2.

- UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

    You can withdraw shares at any time until the offer has expired and, if we have not agreed by April 24, 2000 (or such later date as may apply if the offer is extended) to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. See Section 3.

- HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 3.

- WHAT DOES OEA, INC.'S BOARD OF DIRECTORS THINK OF THE OFFER?

    We are making the offer pursuant to the merger agreement, which has been unanimously approved by the board of directors of OEA, Inc. The board of directors of OEA, Inc. unanimously (1) determined that the offer, the merger and the merger agreement are advisable, fair to, and in the best interests of, its stockholders, (2) approved the merger, the offer, the merger agreement and the other transactions contemplated by the merger agreement and (3) recommends that its stockholders accept the offer and tender their shares pursuant thereto and approve and adopt the merger agreement. See the "Introduction."

- IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL OEA, INC. CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer we expect to consummate the merger, and following the merger, OEA, Inc. no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that OEA, Inc. common stock will no longer be eligible to be traded on the New York Stock Exchange or on any other securities exchange, there may not be a public trading market for OEA, Inc. stock, and OEA, Inc. may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 13.

- WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE OEA, INC. SHARES ARE NOT TENDERED IN THE OFFER?

    Yes. If we accept for payment and pay for more than 50% of the outstanding shares of OEA, Inc., we will be merged with and into OEA, Inc. If that merger takes place, Autoliv ASP, Inc. (which in turn is owned by Autoliv, Inc.) will own all of the shares of OEA, Inc. and all remaining stockholders of

OEA, Inc. (other than us and stockholders properly exercising dissenters' rights) will receive $10.00 per share in cash. See the "Introduction" and
Section 11.

- IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, subject to any rights of appraisal properly exercised under Delaware law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier and will not have appraisal rights if you tender your shares. However, if for some reason the merger does not take place, the number of stockholders of OEA, Inc. and the number of shares of OEA, Inc. which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for OEA, Inc. common stock. Also, as described above, OEA, Inc. may cease making filings with the SEC or otherwise being required to comply with the SEC rules relating to publicly held companies. See the "Introduction" and Section 13.

- WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On March 10, 2000, the last trading day before we announced the tender offer and the possible subsequent merger, the closing price of OEA, Inc. common stock reported on the New York Stock Exchange was $7.06 per share. On March 23, 2000, the last trading day before we commenced the tender offer, the closing price of OEA, Inc. common stock reported on the New York Stock Exchange was $9.63 share. We advise you to obtain a recent quotation for shares of OEA, Inc. common stock in deciding whether to tender your shares. See Section 6.

- WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You can call Georgeson Shareholder Communications Inc. at (800) 223 2064 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

To the Holders of Common Stock of
OEA, Inc.:

                                  INTRODUCTION

    OEA Merger Corporation ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Autoliv, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.10 per share (the "Common Stock"), of OEA, Inc., a Delaware corporation (the "Company" or "OEA, Inc."), together with the associated rights to purchase Common Stock issued pursuant to the Rights Agreement, as amended, dated as of March 25, 1998 (the "Rights Agreement"), between the Company and LaSalle Bank, N.A., as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), at a price of $10.00 per Share (the "Offer Price"), net to the selling stockholder in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. However, any tendering stockholder or other payee who fails to complete and sign the Substitute
Form W-9 that is included in the Letter of Transmittal may be subject to a required federal backup withholding tax of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 2. Purchaser will pay all charges and expenses of Georgeson Shareholder Communications Inc., as Information Agent (the "Information Agent"), and First Chicago Trust Company of New York, as Depositary (the "Depositary"), incurred in connection with the Offer. See Section 17.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES WHICH REPRESENTS MORE THAN FIFTY PERCENT OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (EXCLUDING ANY SHARES HELD BY THE COMPANY OR ANY OF ITS SUBSIDIARIES) (THE "MINIMUM CONDITION") AND
(II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15.

    For purposes of the Offer, "on a fully diluted basis" means, as of any time, on a basis that includes the number of Shares that are actually issued and outstanding plus the maximum number of Shares that the Company may be required to issue pursuant to obligations under stock options, warrants and other rights or securities convertible into shares of Common Stock, whether or not currently exercisable.

    The Offer is being made pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of March 12, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares held in the Company's treasury immediately before the Effective Time, and each Share held by Parent, Purchaser, any other subsidiary of Parent or any subsidiary of the Company immediately before the Effective Time, all of which will be cancelled, and other than Shares ("Dissenting Shares") with respect to which appraisal rights are properly exercised under the Delaware General Corporation Law (the "DGCL")) will be converted into and represent the right to receive the Offer Price, subject to any applicable withholding taxes, without interest. See Section 11.

    THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY
(I) DETERMINED THAT THE OFFER, THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS,
(II) APPROVED THE MERGER, THE OFFER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (III) RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER, AND TENDER THEIR SHARES PURSUANT THERETO AND APPROVE AND ADOPT THE MERGER AGREEMENT.

    The Board has received the written opinion of Deutsche Bank
Securities, Inc. ("Deutsche Bank") stating that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of Deutsche Bank, which set forth the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, are included as annexes to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which is being furnished to stockholders concurrently herewith. Stockholders are urged to read the full text of such opinion carefully.

    The Company has represented to Parent that as of March 12, 2000, there were 20,621,691 Shares outstanding and there were options and warrants to acquire 1,327,637 Shares outstanding. Neither Parent, Purchaser nor any person listed on
Schedule I hereto beneficially owns any Shares. Accordingly, the Minimum Condition will be satisfied if 10,974,665 Shares are tendered in the Offer.

    The Merger Agreement provides that, promptly following the purchase of and payment for a number of Shares that satisfies the Minimum Condition, and from time to time thereafter, Purchaser shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (giving effect to any additional directors elected by Purchaser) and (ii) the percentage that the number of Shares beneficially owned by Parent and Purchaser following the Offer bears to the total number of outstanding Shares, and the Company will take all action within its power to cause Purchaser's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors; PROVIDED, HOWEVER, that before the Effective Time, the Board will have at least three directors who are directors on March 12, 2000. See Section 11. The designation of directors by Parent is subject to compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    In connection with the Offer and the Merger, the Board has approved an amendment to the Company's Rights Agreement to assure that the Rights are not exercisable as a result of the Offer or the Merger.

    The information contained herein concerning or attributed to the Company has been supplied by the Company, and all other information contained herein has been supplied by Parent and Purchaser. Although neither the Company nor Parent or Purchaser have any knowledge that would indicate that any statements contained herein based on the information provided by the other are untrue, neither the Company nor Parent or Purchaser take any responsibility for the accuracy or completeness of any information provided by the other or for any failure by the other to disclose events that may have occurred and may affect the significance or accuracy of such information but which are unknown to the Company or Parent and Purchaser, respectively.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered and not properly withdrawn on or prior to the Expiration Date, as soon as practicable after the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, April 24, 2000, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire prior to the purchase of any Shares by Purchaser.

    The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions set forth in Section 15 (collectively, the "Offer Conditions"). Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer other than the Minimum Condition. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, Purchaser may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended.

    Under the terms of the Merger Agreement, neither Parent nor Purchaser may, without the prior written consent of the Company, (i) decrease the Offer Price,
(ii) decrease the number of Shares subject to the Offer, (iii) change the form of consideration payable in the Offer, (iv) impose conditions to the Offer in addition to the conditions set forth in Section 15, (v) except as provided in the Merger Agreement or as required by any rule, regulation, interpretation or position of the SEC, change the Expiration Date or (vi) otherwise amend any term of the Offer in a manner adverse to the holders of Shares. In addition, Purchaser may not, without the prior written consent of the Company, waive or amend the Minimum Condition.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) if necessary to satisfy any condition of the HSR Act, for a period not to exceed forty (40) business days, (ii) if any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived for a period not to exceed twenty (20) business days, (iii) if all the Offer Conditions are satisfied or waived, but the number of Shares validly tendered and not withdrawn is less than 90% of the number of then-outstanding Shares on a fully diluted basis (excluding Shares held by the Company or any of its subsidiaries), for four successive five (5) business day periods for an aggregate period not to exceed twenty (20) business days, or (iv) if any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived and a proposal or offer for a merger or certain other extraordinary transactions (a "Takeover Proposal") has been made or publicly disclosed by a person other than Parent or Purchaser (including the Company and any of its subsidiaries and affiliates), or if Parent or Purchaser otherwise learn that a Takeover Proposal has been made or publicly proposed, for a period of up to ten (10) days after the withdrawal or termination of such Takeover Proposal, such date in no event to exceed the earlier of (x) June 30, 2000, and
(y) the minimum time necessary to satisfy all such outstanding Offer Conditions.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the Offer Conditions have not been satisfied and (ii) to waive any Offer Condition (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

    The rights reserved by Purchaser in the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to applicable law (including
Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or change to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or inclusion of or change to a dealer's soliciting fee, a minimum ten (10) business day period from the date of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    In connection with the Offer, the Company has provided Purchaser with the names and addresses of all record holders of Shares and security position listings of Shares held in stock depositories. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed the box entitled "Special Payment Instructions" in the Letter of Transmittal, or
(ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent's Medallion Program, (each being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

    If a certificate representing Shares is registered in the name of a person other than the signatory of the Letter of Transmittal (or a manually signed facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by Purchaser, proper evidence satisfactory to Purchaser of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

    BOOK-ENTRY TRANSFER The Depositary will establish accounts with respect to the Shares at The Depository Trust Company ("DTC") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    The term "Agent's Message" means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal.

    DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates representing Shares are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

    (1) such tender is made by or through an Eligible Institution;

    (2) the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

    (3) the certificates representing all tendered Shares in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, and its determination shall be final and binding on all persons. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder, and Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of Purchaser. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

    OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of Purchaser will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company's stockholders, action by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, Purchaser must be able to exercise full voting rights with respect to the Shares accepted by Purchaser for payment immediately upon such acceptance.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    To prevent federal backup withholding tax on payments made to stockholders with respect to Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with his correct taxpayer identification number ("TIN") and certify that he is not subject to backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Non-United States holders must submit a completed Form W-8BEN to avoid backup withholding. These forms may be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn on or after May 22, 2000 (or such later date as may apply if the Offer is extended).

    For a withdrawal of Shares tendered to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or sent by facsimile transmission to the Depositary at the following numbers:
(201) 324-3402 or (201) 324-3403 (please call (201) 222-4707 to confirm receipt of facsimile only). Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares are registered, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC's procedures.

    If Purchaser extends the Offer, is delayed in its acceptance for payment of any Shares tendered, or is unable to accept for payment or pay for Shares tendered pursuant to the Offer, for any reason whatsoever, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in this Section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

    Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 at any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all persons. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser desires to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1(c) of the Exchange Act, Purchaser will extend the Offer. See Section 1.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC, as described in Section 2),
(ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of Purchaser's acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 3 and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENTS.

    If any tendered Shares are not accepted for payment and paid for, certificates representing such Shares will be returned (or, in the case of Shares delivered by book-entry transfer with DTC as permitted by Section 2, such Shares will be credited to an account maintained with DTC) without expense to the tendering stockholder as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

    Purchaser reserves the right to transfer or assign in whole or in part to one or more affiliates of Purchaser the right of Purchaser to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a stockholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss if the Shares disposed of were held as capital assets by the stockholder and will be long-term capital gain or loss if such Shares have been held for more than one year.

    A stockholder who perfects his or her stockholder's appraisal rights, if any, under the DGCL will probably recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such stockholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized should generally equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (capital loss), assuming that the Shares were held as capital assets, should be recognized by such stockholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

    A stockholder who is a non-U.S. Holder will not be subject to United States federal income or withholding tax on the receipt of cash for Shares pursuant to the Offer or the Merger unless (i) the income from the Shares is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States or (ii) in the case of an individual non-U.S. Holder, the non U.S. Holder is present in the United States for 183 days or more in the taxable year in which cash is received for the Shares pursuant to the Offer or the Merger and certain other conditions are met. As used herein, a "U.S. Holder" is a beneficial owner of a Share who is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of source or (iv) a trust if a court within the United States is able to control all substantial decisions of the trust. A "Non-U.S. Holder" is a beneficial owner of a Share who is not a U.S. Holder.

    The foregoing summary is for general information purposes only and is based on the U.S. federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspect of U.S. federal income taxation which may be important to particular stockholder in light of their individual investment circumstances or to certain types of stockholder subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, or broker dealers, foreign stockholder and stockholder who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation), nor does it address state, local, or foreign tax consequences. Each stockholder is urged to consult his or her tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the Offer and Merger.

6.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Company's Common Stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "OEA". The following table sets forth, for the fiscal periods indicated, the high and low sales prices for the Common Stock on the NYSE with respect to periods occurring in fiscal years

1998, 1999 and 2000 as reported by published financial sources. On November
 24, 1998, the Company paid a cash dividend on its Common Stock of $0.08 per share of Common Stock. The Merger Agreement prohibits the Company from declaring, setting aside or paying any cash dividends prior to the earlier of the termination of the Merger Agreement or the Offer Completion Date.

                                                                 COMMON STOCK
                                                              -------------------
FISCAL YEAR                                                     HIGH       LOW
-----------                                                   --------   --------
FISCAL 1998:
First Quarter...............................................   $29.56     $ 17.5
Second Quarter..............................................   $20.63     $14.94
Third Quarter...............................................   $16.38     $ 7.75
Fourth Quarter..............................................   $14.06     $ 8.06

FISCAL 1999
First Quarter...............................................   $15.44     $ 8.25
Second Quarter..............................................   $11.56     $ 7.81
Third Quarter...............................................   $ 9.38     $ 6.63
Fourth Quarter..............................................   $ 8.31     $ 4.31

FISCAL 2000
First Quarter...............................................   $ 9.75     $ 4.50

    The Rights trade together with the Common Stock. On March 10, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the NYSE was $7.06. On
March 23, 2000, the last full trading day before the commencement of the Offer, the closing price per Share reported on the NYSE was $9.63. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Purchaser nor Parent have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Purchaser or Parent.

GENERAL

    The Company is a Delaware corporation with its principal executive offices located at 34501 East Quincy Avenue, P.O. Box 100488, Denver, Colorado, 80250. The Company's telephone number is (303) 693-1248. The Company produces high-reliability, propellant-actuated safety devices for the automotive and aerospace industries. Its automotive safety products division designs, develops, tests and manufactures propellant-actuated devices for use in automotive safety products, which are currently single-stage hybrid inflators (passenger, driver and side-impact) and electric initiators. These products are sold to automotive module and inflator manufacturers, which in turn sell their products directly to automobile manufacturers. The Company's aerospace division, among other things, designs, develops, and manufactures propellant and explosive-actuated devices used by the United States Government and major military and aerospace companies.

    FINANCIAL INFORMATION Set forth below is certain selected consolidated financial information relating to the Company and the Company Subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1999 and for the quarters ended January 30, 2000 and January 29, 1999, as contained in the Company's Quarterly Report on Form 10-Q for the quarters ended January 30, 2000 and January 29, 1999, which are incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                                   OEA, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     6 MONTHS ENDED               YEAR ENDED JULY 31,
                                               ---------------------------   ------------------------------
                                               JANUARY 30,    JANUARY 29,
                                                  2000           1999          1999       1998       1997
                                               -----------   -------------   --------   --------   --------
                                               (UNAUDITED)    (UNAUDITED)
INCOME STATEMENT DATA:
Net Sales....................................   $119,592     $     116,227   $248,805   $245,375   $211,557

Operating Profit (Loss)......................     (9,164)           (3,198)       527     (5,588)    49,559

Earnings (Loss) Before Minority Interest and
  Income Taxes...............................    (11,325)           (5,415)    (4,154)   (13,931)    55,304

Minority Interest............................         --                --         --         --         --

Income Tax Expense (Benefit).................     (4,200)           (1,697)     1,746      4,655    (19,863)
                                                --------     -------------   --------   --------   --------
Net Earnings (Loss) Before Cumulative Effect
  of a Change in Accounting Principle........     (7,125)           (3,718)    (2,408)    (9,276)    35,441

Cumulative Effect of a Change in Accounting
  Principle..................................         --                --         --    (10,040)        --
                                                --------     -------------   --------   --------   --------
    Net Earnings (Loss)......................   $ (7,125)           (3,718)    (2,408)   (19,316)    35,441
                                                ========     =============   ========   ========   ========
Basic Earnings (Loss) Per Share Before
  Cumulative Effect of a Change in Accounting
  Principle..................................   $   (.35)             (.18)      (.12)      (.45)      1.73
                                                ========     =============   ========   ========   ========
    Basic Earnings (Loss) Per Share..........   $   (.35)             (.18)      (.12)      (.94)      1.73
                                                ========     =============   ========   ========   ========
Cash Dividends Per Share.....................   $     --               .08        .08        .33        .30
                                                ========     =============   ========   ========   ========
Weighted Average Number of Shares Outstanding
  During Period..............................     20,615            20,598     20,602     20,581     20,540
                                                ========     =============   ========   ========   ========
Total Number of Shares Outstanding at Year
  End........................................         --                --     20,610     20,595     20,552
                                                ========     =============   ========   ========   ========
BALANCE SHEET DATA:
Current Assets...............................   $116,272           108,302     95,875    117,578    127,319
Current Liabilities..........................   $147,834            29,824     34,192     31,461     36,031
Working Capital..............................   $(31,562)           78,478     61,683     86,117     91,288
Working Capital Ratio........................   0.8 to 1          3.6 to 1   2.8 to 1   3.7 to 1   3.5 to 1
Total Assets.................................   $311,054           319,664    298,358    328,759    331,556
Shareholders' Equity.........................   $146,773           157,061    156,574    161,506    186,778
Book Value Per Share.........................   $   7.12     $        7.62       7.60       7.84       9.09

    AVAILABLE INFORMATION The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the Commission's principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the Commission may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

    CERTAIN PROJECTIONS. The Company does not, as a matter of course, make public any forecasts as to its future financial performance. However, in connection with Parent's review of the transactions contemplated by the Offer and the Merger, the Company has provided Parent with certain projected financial information concerning the Company. Such information included, among other things, the Company's projections of revenue, earnings before interest, income taxes, depreciation and amortization, and capital expenditure for the Company for the years 2000 through 2002. Set forth below is a summary of such projections. These projections should be read together with the financial statements of the Company referred to herein.

                                                                    YEAR ENDED JULY 31,
                                                                2000       2001       2002
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Revenue.....................................................  $260,871   $353,667   $ 395,525
EBITDA(1)...................................................  $ 29,906   $ 66,160   $  75,120
Capital Expenditure.........................................  $ 24,663   $ 24,929   $  33,501

(1) Earnings before interest, income taxes, depreciation and amortization.

    It is the understanding of Parent and Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Parent and Purchaser. The projections do not purport to present operations in accordance with generally accepted accounting principles and the Company's independent auditors have not examined or compiled the projections presented herein, and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. The Company has advised Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions, and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Parent and Purchaser) all made by management of the Company with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by

Parent or Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, Purchaser, the Company or any of their respective affiliates or representatives has made, or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. It is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected. For further information on risks associated with forward-looking statements, please refer to the Company's 8-K filed with the Commission on June 4, 1998.

8.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

    Parent is a Delaware holding corporation with principal executive offices at World Trade Center, Klarabergsviadukten 70, SE-107 24 Stockholm, Sweden. The telephone number of Parent is +46 8 587 20 600. Parent, through its two wholly owned operating subsidiaries, Autoliv AB, a Swedish corporation, and Autoliv ASP, Inc., an Indiana corporation, is one of the world's leading suppliers of automotive occupant safety restraint systems with a broad range of product offerings including modules and components for passenger and driver-side airbags, side-impact airbag protection systems, seat belts, steering wheels, safety seats and other safety systems and products.

    Parent has production facilities in 26 countries and has as its customers almost all of the world's largest car manufacturers. Parent employs approximately 22,500 people and had sales in 1999 of $3.8 billion, approximately 70% of which consisted of airbags and associated products and approximately 30% of which consisted of seat belts and associated products. Parent's major markets are in Europe and the United States.

    Purchaser is a Delaware corporation with its principal offices located at 1320 Pacific Drive, Auburn Hills, MI 48326. The telephone number of Purchaser is
(248) 475-0442. Purchaser is an indirect wholly owned subsidiary of Parent. Purchaser has not carried on any activities other than in connection with the Merger Agreement.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and officers of Parent and Purchaser are set forth in Schedule I hereto.

    Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    The Company is a supplier of airbag initiators and airbag inflators to the Parent. Parent purchased approximately 8.8 million and 9.3 million airbag initiators during the calendar years ended December 31, 1999 and December 31, 1998 for an aggregate price of approximately $14.5 million and $19.6 million, respectively. Parent purchased approximately 200,000 airbag inflators from the Company during the calendar year ended December 31, 1999 for an aggregate price of $2.7 million. Parent purchased no airbag inflators from the Company during the calendar year ended December 31, 1998.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on
Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in
Schedule I have, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.

9.  SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately $219,493,280. Purchaser will obtain such funds from Autoliv ASP, Inc., a Delaware corporation which is the direct parent of Purchaser and a wholly owned subsidiary of Parent ("Autoliv ASP") who will obtain a significant portion of such funds from its existing resources, including short term borrowings in the ordinary course of business. For the remainder, Autoliv, Inc. has obtained a $300 million Credit Agreement dated March 22, 2000 among Autoliv ASP as Borrower, the Parent as Guarantor, Skandinaviska Enskilda Banken AB (publ) as Lender and SEB Debt Capital Markets as Arranger (the "Credit Agreement"). The term of the Credit Agreement is from April 25, 2000 until September 25, 2000, subject to extension by mutual agreement and the interest rate for the loans borrowed under the Credit Agreement is LIBOR plus 0.5% and other applicable costs. In addition Autoliv ASP is not required to supply collateral to the Lender for any loan borrowed under the Credit Agreement. The Offer is not conditioned on any financing arrangements.

10. BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

    Executives of Parent are familiar with the business and operations of the Company because the Company is a significant supplier of Parent and because each of Parent and the Company conduct business in the same markets.

    In December 1999 Parent was initially contacted by Deutsche Bank, acting at the Company's instruction as the Company's financial advisors, with a view to determining whether Parent was interested in potentially acquiring the Company. Deutsche Bank informed Parent that several potential strategic buyers had been contacted to solicit their interest in the Company.

    On January 5(th) the Company and Parent entered into a confidentiality agreement and Parent subsequently received an offering memorandum and related materials about the Company. On January 22(nd) representatives of Parent attended a management presentation by the Company held in Denver, Colorado. As requested in the Company's bid sale process instructions, Parent submitted a preliminary, non-binding indication of interest on February 7(th). In February, representatives of Parent conducted a due diligence investigation of the Company.

    On March 9(th) in response to an invitation from the Company, Parent submitted a final written proposal to acquire the Company through a cash tender offer of $9.00 per Share for all outstanding

Shares. Parent's proposal included revisions to a form of merger agreement distributed by the Company.

    During March 9(th) and 10(th), a representative of Deutsche Bank and the management of the Company had discussions with management of Parent regarding outstanding due diligence issues and the economics and structure of Parent's proposal. During those discussions, Parent was requested by Deutsche Bank to revise its proposal and increase its offer price. On March 10(th), Parent was informed that the Board of the Company was scheduled to meet that afternoon and would consider any revision to Parent's proposal made at that time. Prior to the Board meeting, the chief executive officer of Parent contacted Deutsche Bank to modify the final proposal and increase the price of the offer per Share.

    On March 11(th) and 12(th), representatives of Parent and the Company negotiated the terms of the definitive merger agreement.

    On March 12(th) the Board of the Company met to review and unanimously approved the Offer and the Merger and the form of Merger Agreement, which was subsequently finalized. Following such meeting, Parent and the Company executed the Merger Agreement on March 12(th). Thereafter, the Company and Parent issued separate press releases announcing the transaction.

    On March 24(th), 2000, in accordance with the Merger Agreement, Parent commenced the Offer.

11. THE MERGER AGREEMENT.

    THE MERGER AGREEMENT. The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act with the Commission in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which is deemed to be incorporated by reference herein.

    THE OFFER. The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in
Section 15--"Certain Conditions of the Offer." Pursuant to the Merger Agreement, without the consent of the Company, Purchaser may not extend the Offer beyond April 24, 2000, except in the following circumstances: (i) if necessary to satisfy any condition of the HSR Act, for a period not to exceed forty
(40) business days, (ii) if any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived for a period not to exceed twenty (20) business days, (iii) if all the Offer Conditions are satisfied or waived, but the number of Shares validly tendered and not withdrawn is less than 90% of the number of then-outstanding Shares on a fully diluted basis (excluding shares held by the Company or any of its subsidiaries), for four successive five
(5) business day periods for an aggregate period not to exceed twenty
(20) business days, or (iv) if any of the Offer Conditions (other than the Minimum Condition) shall not have been satisfied or waived and a Takeover Proposal has been made or publicly disclosed by a person other than Parent or Purchaser (including the Company and any of its subsidiaries and affiliates), or if Parent or Purchaser otherwise learn that a Takeover Proposal has been made or publicly proposed, for a period of up to ten (10) days after the withdrawal or termination of such Takeover Proposal, such date in no event to exceed the earlier of (x) June 30, 2000, and (y) the minimum time period necessary to satisfy all such outstanding Offer Conditions.

    Subject to the foregoing restrictions, Purchaser has the right (but is not obligated), in its sole discretion, to extend the period during which the Offer is open by giving oral or written notices of extension to the Depositary in such offer and by making a public announcement of such extension.

    The Purchaser will not, without the prior consent of the Company, decrease the Offer Price or the number of Shares sought pursuant to the Offer, or change the form of consideration in the offer, or otherwise amend or add any term or condition of or to the Offer, except as otherwise expressly permitted in or contemplated by the Merger Agreement. The Purchaser can waive any other condition to the Offer in its discretion.

    For information concerning directors of the Company prior to consummation of the Merger, see Section 12--"Purpose of the Offer; Plans for the Company."

    DIRECTORS. The Merger Agreement provides that effective upon the acceptance for payment of Shares, Purchaser shall be entitled to designate at least such number of directors, rounded up to the next whole number, on the Board that equals the product of (i) the total number of directors on the Board (determined after giving effect to the directors elected pursuant to this sentence) and
(ii) the percentage that the aggregate number of Shares beneficially owned by Parent or Purchaser (including Shares accepted for payment pursuant to the Offer) bears to the total number of Shares then outstanding and the Company will, upon request of the Purchaser promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; PROVIDED, HOWEVER, that before the Effective Time, the Board will always have at least three members who have been in place since March 12, 2000 (the "Continuing Directors"). Following the election or appointment of the Purchaser's designees and before the Effective Time, any amendment or termination of the Merger Agreement by the Company, or any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights thereunder, will require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors.

    OPTIONS. Prior to the Expiration Date, the Company will use its reasonable best efforts to cause each person who holds an option to acquire Shares from the Company ("Options") to exercise, terminate or consent to their cancellation. As of the Effective Time, all remaining Options will be canceled, redeemed or repurchased by the Company, and each holder of Options will receive the aggregate Offer Price that such holder would have received pursuant to this Offer if the holder had tendered the Shares underlying such Options, less the aggregate exercise or purchase price of such underlying Shares (subject to any applicable withholding tax).

    THE MERGER. The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of each of the conditions to the Merger set forth therein, Purchaser will be merged with and into the Company. Following the Merger, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Company, wholly owned by Parent.

    If required by the DGCL, the Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") promptly following consummation of the Offer for the purpose of voting upon the approval of the Merger Agreement. At any such meeting all outstanding Shares then owned by Parent or Purchaser or any subsidiary of Parent shall be voted in favor of approval of the Merger.

    Pursuant to the Merger Agreement, each Share outstanding immediately before the Effective Time (other than Shares owned beneficially or of record by Parent or any subsidiary of Parent or held in the treasury of the Company, all of which will be cancelled, and other than Shares which are held by stockholders, if any, who properly exercise their appraisal rights under the DGCL) will be converted into the right to receive the Offer Price except as described below. Shareholders who perfect their right to appraisal of their Shares under the DGCL shall be entitled to the amounts determined pursuant to such proceedings. See
Section 12--"Purpose of the Offer; Plans for the Company."

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains customary representations and warranties of the parties thereto, including representations by the Company as to its corporate existence and power, capitalization, corporate authorizations, Commission filings, financial statements, absence of certain changes (including: (i) any material adverse effect in the financial condition, business, operations or assets would be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) on the Company and its subsidiaries, taken as a whole; (ii) entry by the Company into an agreement which, under the rules and regulations of the Exchange Act, would be required to be filed as an exhibit to an Exchange Act filing; or (iii) changes by the Company in its accounting principles), government authorizations, absence of litigation, compliance with laws, employee matters, certain contracts, taxes, environmental, intellectual property, brokers, the opinion of the Company's financial advisor, noncontravention, product liability, recalls, required shareholder vote and rights agreement.

    COMPANY COVENANTS. The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

    CONDUCT OF BUSINESS. Prior to the Effective Time, except as otherwise set forth in the Merger Agreement or approved by Parent, the Company will:

    (1) conduct its business in the ordinary course of business and consistent with past practices and such that, as of the Effective Time, the closing conditions set forth in the Merger Agreement will be met;

    (2) use reasonable efforts to (a) maintain the business organizations of the Company and its subsidiaries, (b) maintain all significant customer, supplier, contractor, distributor, licensor, licensee and other business relationships, and (c) retain officers and employees;

    (3) not engage in an extraordinary corporate transaction;

    (4) not amend its certificate of incorporation or bylaws;

    (5) not (a) authorize, issue or provide for the issuance of or sell, pledge, dispose of or encumber its capital stock or Options (other than with respect to disclosed Option plans), (b) enter into any contract with respect to the purchase or voting of capital stock, (c) split, combine or reclassify capitalization any material term of its capital stock or
       (d) make any other change in its capitalization;

    (6) not declare, set aside or pay dividends or distributions or purchase or redeem any capital stock or Options;

    (7) maintain its accounting policies in accordance with past practice and generally accepted accounting principles and not adopt any material changes in its reporting regarding taxation or accounting procedures except in accordance with such generally accepted accounting principles;

    (8) not: (a) modify the terms of any existing indebtedness or incur any new indebtedness unless such indebtedness (1) is in the ordinary course of business and (2) does not exceed the sum of total indebtedness on January 31, 2000 and $10,000,000; (b) make loans of more than $100,000 (except intercompany loans); (c) pay or discharge any claims, liens or liabilities involving more than $100,000 individually and $500,000 in the aggregate; or (d) write off any accounts or notes receivable other than in the ordinary course of business;

    (9) not take any action with respect to employees that would: (a) grant or increase any severance or termination pay; (b) adopt or establish a new employee benefit plan or make any material amendment with respect to an existing benefit plan; or (c) enter into or materially amend any employment or employment related agreement (including union or labor agreements) with any employees, directors, officers or consultants;

    (10) not settle or compromise any suit or claim for an amount which would exceed $250,000 individually; and

    (11) not take any action or fail to take action that would result in:
       (a) any condition to the Offer not being satisfied; (b) a breach of any representation or warranty in the Merger Agreement or (c) an impairment by any party to the Merger Agreement to consummate the transactions contemplated in the Merger Agreement.

    NO SOLICITATION. The Company will not directly or indirectly (1) solicit, initiate or encourage any Takeover Proposal, (2) engage in negotiations or discussions concerning, provide any information to any third party relating to, or take any other actions to facilitate a Takeover Proposal or (3) enter into any agreement relating to a Takeover Proposal. The term "Takeover Proposal" is defined in the Merger Agreement to mean any proposal or offer for a merger or certain other extraordinary transactions. The foregoing will not prohibit the Company from complying with Rule 14e-2 under the Exchange Act.

    Notwithstanding the foregoing, the Company may furnish, at any time before the closing of the Offer, non-public information to, or enter discussions with respect to any unsolicited bona fide written proposal for a Takeover Proposal, but only to the extent (1) the Board determines after consultation with outside counsel and financial advisors that doing so is required by its fiduciary duties, (2) the Board reasonably determines that the Takeover Proposal is likely to lead to a Superior Proposal and (3) before taking action on such Takeover Proposal the Company receives an executed customary (as determined by outside counsel) confidentiality agreement. The term "Superior Proposal" is defined in the Merger Agreement to mean any Takeover Proposal: (a) which is more favorable to the Company's stockholders than the Offer and the Merger as determined by the Board based upon the written opinion of the Company's financial advisors;
(b) in which the person making such proposal has or is reasonably likely to obtain the necessary funds to make the Superior Proposal; and (c) that will have a consideration greater than the Offer Price.

    The Board may not withdraw or modify its approval of the Offer and the Merger or approve any Takeover Proposal unless the Board determines after consultation with outside counsel and financial advisors that doing so is required by its fiduciary duties and such Takeover Proposal is a Superior Proposal. However, the Company may not enter into an agreement with respect to the Superior Proposal unless the Merger Agreement is terminated and the Termination Fee (as defined below) is paid to Parent and Purchaser simultaneously with the Board's approval of a Superior Proposal.

    The Company has agreed to notify Parent promptly after receiving a Takeover Proposal.

    INDEMNIFICATION. The Merger Agreement provides that for four (4) years after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director, officer, employee, fiduciary and agent from liabilities for acts or omissions occurring at or prior to the Effective Time to the fullest extent required under applicable law and the Company's certificate of incorporation and bylaws; and that the bylaws of the Surviving Corporation after the Effective Time will provide the same indemnification protection as the bylaws of the Company in effect on the date of the Merger Agreement.

    EMPLOYEES, EMPLOYEE BENEFITS. The Merger Agreement contains certain covenants relating to the treatment of employees of the Company for one year after the consummation of the Offer. Parent: (a) intends to cause the Surviving Corporation to provide benefits to employees who were employed by the Company on the date of the consummation of the Offer that are no less favorable than those for employees in comparable positions in the Surviving Corporation; (b) will honor all legally imposed obligations relating to employment matters; and
(c) will recognize time served with the Company for determination of eligibility, vesting and level under benefit plans of the Surviving Corporation.

    CONDITIONS TO THE MERGER. The obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction of the following conditions at or prior to the Effective Time:

    (1) if required by the DGCL, the approval of the Merger Agreement by the shareholders of the Company, the Parent and the Purchaser in accordance with such law;

    (2) the termination of any waiting period with respect to the HSR Act; and

    (3) the absence of any injunction, order, statute, regulation, rule order or judgment that shall prohibit consummation of the Offer or the Merger.

    In addition, the obligations of Parent and Purchaser to consummate the Merger are further subject to the satisfaction of the following condition at or prior to the Effective Time:

    (1) the Company shall have obtained all material consents, waivers, approvals or authorizations.

    The obligations of the Company to consummate the Merger are further subject to the satisfaction of the following condition at or prior to the Effective
Time:

    (1) the Purchaser shall have purchased all shares validly tendered and not withdrawn pursuant to the Offer.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time:

    (1) by mutual written consent of Purchaser, Parent and the Company;

    (2) by Purchaser, Parent or the Company, if the Merger shall not have been consummated by June 30, 2000 (provided that the right to terminate shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has caused or resulted in the failure of the Merger to occur on or before such date, and such time periods shall be tolled for any time during which any party is subject to a non-final order or decree restraining, enjoining or otherwise prohibiting the consummation of the Merger);

    (3) by Purchaser, Parent or the Company, if any court or governmental entity prohibits the transaction by final, nonappealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

    (4) by Parent if, as a result of the failure of the conditions to the Offer, the Offer is terminated or expires without Purchaser purchasing Shares;

    (5) by the Company, if the Company executes an agreement relating to a Superior Proposal; or

    (6) by Parent, if (a) the Company has entered into an agreement with a third party to sell all or substantially all of the assets, any substantial equity in or enter into a business combination with, the Company or any of its subsidiaries, or (b) if the Board has withdrawn or modified its recommendation of the Offer or the Merger in a manner materially adverse to Parent or Purchaser.

    If the Merger Agreement is terminated, it will become void and there will be no liability on the part of the Company, Parent or Purchaser, except for obligations regarding the confidentiality agreement and certain fees and expenses payable pursuant to the Merger Agreement (see "Fees and Expenses"), PROVIDED, HOWEVER, that no such termination shall relieve any party from liability for any breach of the Merger Agreement prior to such termination.

    FEES AND EXPENSES. Except as otherwise specified in the following sentence, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense.

    If this Merger Agreement is terminated as set forth below, the Company shall promptly pay to Parent, by wire transfer in immediately available funds, a fee of $6 million (the "Termination Fee"), plus interest from the date the Termination Fee is payable until paid at an interest rate of 8% calculated per annum. The Termination Fee applies where the Merger Agreement is terminated:

    (1) as a result of the Company executing an agreement relating to a Superior Proposal;

    (2) as a result of the Company entering into an agreement with a third party to sell all or substantially all of the assets or any substantial equity in or enter into a business combination with, the Company or any of its subsidiaries, or the Board withdrawing or modifying its recommendation of the Offer or the Merger in a manner materially adverse to Parent or Purchaser.

    AMENDMENTS AND WAIVERS. Any provision of the Merger Agreement may be amended or waived at any time; provided, however, that after adoption of the Merger Agreement by the shareholders of the Company, no amendment may be made which changes the form or decreases the Offer Price or in any other way materially and adversely affects the rights of such shareholders (other than termination in accordance with its terms) without the approval of such shareholders.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

    PURPOSE OF THE OFFER AND THE MERGER. The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in the Company. Through the Offer, Purchaser intends to acquire control of, and a majority equity interest in, the Company. Following the completion of the Offer, Parent intends to acquire any outstanding Shares not owned by Purchaser by consummating the Merger.

    Under the DGCL the approval of the Board and the affirmative vote of a majority of the holders of outstanding Shares are required to adopt the Merger Agreement. The Board has unanimously approved the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and, unless the Merger is consummated pursuant to the short form merger provisions of the DGCL described below, the only remaining required corporate action necessary to consummate the Merger is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the adoption of the Merger Agreement by the requisite vote of stockholders of the Company without the affirmative vote of any other stockholder.

    Under the DGCL, if Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to adopt the Merger Agreement without a vote of the Company's other stockholders. The Merger Agreement provides that if Purchaser, or any other direct or indirect subsidiary of Parent, acquires at least 90% of the outstanding Shares, Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without action by the other stockholders of the Company, in accordance with Section 253 of the DGCL. In the event that all of the conditions to Purchaser's obligation to purchase Shares in the Offer is satisfied or waived and the number of Shares tendered is less than 90% of the outstanding Shares on a fully diluted basis, Purchaser may extend the Offer for the purpose of attempting to reach the 90% threshold required for a short form merger. Under these circumstances, the Offer may be extended for four successive five (5) business day periods for an aggregate period not to exceed twenty (20) business days. See Section 1. If Purchaser is unable to satisfy the requirements for a short form merger, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under the DGCL.

    PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the

Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Purchaser will be the initial officers of the Surviving Corporation.

    Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist. Thereafter Parent will implement any such actions or changes in accordance with, among other things, its corporate strategy.

    Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company's capitalization or dividend policy, or (v) any other material change in the Company's corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

    APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company may have certain rights under the DGCL to dissent, and demand appraisal of, and to obtain payment for the fair value of their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset value and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be higher or lower than the Offer Price.

13. CERTAIN EFFECTS OF THE OFFER.

    EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of more than 10% or more of the Shares, ordinarily will not be considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements for continued listing on the NYSE, the market for the Shares could be adversely affected. In the event the Shares are no longer eligible for listing on the NYSE, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing. Parent and Purchaser intend to cause the Company to make an application for termination of registration of the Shares as soon as possible after consummation of the Offer if the Shares are then eligible for such termination.

    MARGIN SECURITIES. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

14. DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11, pursuant to the Merger Agreement, without the prior approval of Parent or as otherwise contemplated in the Merger Agreement, the Company has agreed to not (i) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) except as required by the terms of any security as in effect on the date of the Merger Agreement or expressly permitted under the Merger Agreement, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, Purchaser will not be required to accept for payment or, subject to the Merger Agreement and any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and (subject to any such rules or regulations) may postpone the acceptance for payment of or the payment for any tendered Shares and (except as provided in the Merger Agreement) amend or terminate the Offer if:

    (1) the Minimum Condition has not been satisfied prior to the expiration of the Offer;

    (2) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer; or

    (3) any of the following conditions exist at the expiration date of the
       Offer:

       (a) the representations and warranties of the Company set forth in the Merger Agreement shall not have been true or correct in any material respect as of the date of the Merger Agreement or there has been a breach by the Company which would have a Company Material Adverse Effect of any covenant or agreement set forth in the Merger Agreement which is not remedied within five (5) days (or by the date of expiration of the Offer if sooner) of written notice specifying the breach;

       (b) (i) there shall be any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would (a) make the acceptance for payment of, the payment for, or the purchase of, some or all of the Shares by Purchaser illegal or otherwise materially restrict or prohibit consummation of the Offer or the Merger, (b) restrict or prohibit the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of Shares in a manner that is adverse in any material respect to the transactions contemplated by the Offer or the Merger, (c) require the divestiture by Parent, Purchaser or the Company or any of their subsidiaries of material portions of their business, assets or property or any Shares, or impose any material limitation on their ability to conduct their business and own their assets, properties and Shares, (d) impose material limitations on the ability of Purchaser or Parent to acquire or hold or to exercise effectively all rights of ownership of Shares, including, without limitation, the right to vote any Shares purchased by Purchaser on all matters properly presented to the stockholders of the Company or (e) impose any limitations on the ability of Parent or Purchaser or any of their subsidiaries effectively to control in any material respect the business or operations of the Company or its subsidiaries; (ii) there shall have been instituted, pending or threatened (in writing or by public announcement) an action by a governmental entity seeking (a) to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or
           (b) to impose any other restriction, prohibition or limitation referred to in the foregoing sub-paragraph (i);

       (c) since the date of the Merger Agreement there shall have occurred any material adverse effect in the financial condition, business, operations, liquidity, property or assets of the Company and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that events or conditions that affect the automotive supply industry generally and affect all other similarly situated companies in the automotive supply industry shall not be deemed a material adverse change for purposes of this paragraph (c);

       (d) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental authority on the extension of credit by commercial banks or other commercial lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer a material acceleration or worsening thereof;

       (e) the Merger Agreement shall have been terminated in accordance with its terms;

       (f) the Board shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer and the Merger or resolved to do so in any manner adverse to Parent or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Takeover Proposal or shall have resolved to do any of the foregoing; or

       (g) any corporation, entity or group (as defined in the Exchange Act), other than Parent and Purchaser shall have acquired beneficial ownership of more than 20% of the outstanding Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of more than 20% of the outstanding Shares and does not tender the Shares beneficially owned by it in the Offer;

       (h) the Rights have not been exercised;

which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent and Purchaser regardless of the circumstances giving rise to any such condition, and, subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

16. CERTAIN LEGAL MATTERS.

    GENERAL. Except as described in this Section 16, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under "--State Takeover Laws." While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser may decline to accept for payment or pay for any Shares tendered. See Section 15.

    STATE TAKEOVER LAWS. The Company and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, PROVIDED that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX ACQUISITION CORP. V. TELEX CORP., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in TYSON FOODS, INC. V. MCREYNOLDS, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

    The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board has taken all appropriate action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" pursuant to Section 203.

    Neither Parent nor Purchaser has determined whether any other state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer.

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

    Pursuant to the requirements of the HSR Act, Purchaser filed a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on March 21, 2000. As a result, the waiting period applicable to the purchase of Shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

    A request is being made pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 15. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See
Section 3. If Purchaser's acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 1.

    The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the Offer, including conditions with respect to certain governmental actions and Section 11 for certain termination rights.

    NON-U.S. ANTITRUST The German Act Against Restraints of Competition prohibits the Purchaser from purchasing and voting the Shares until notification has been filed with the German Federal Cartel Office (the "Cartel Office") and the Cartel Office has cleared the transaction. Upon receipt of the notification, the Cartel Office conducts a preliminary review with a maximum duration of 30 days. Upon conclusion of the preliminary review, the Cartel Office may either approve the transaction or initiate an in-depth review which may, at a maximum, take an additional 90 days if further examination is necessary to determine whether the transaction is compatible with the German Act Against Restraints of Competition. The Purchaser and the Company plan to jointly file the notification with the Cartel Office. There can be no assurances that the Cartel Office might not open an in-depth review to further examine the transaction under the German Act Against Restraints of Competition.

17. FEES AND EXPENSES.

    Parent and Purchaser have retained Georgeson Shareholder
Communications Inc. to be the Information Agent and First Chicago Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    None of Parent or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

    The Offer is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Parent and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed a Solicitation/Recommendation Statement on Schedule 14D-9, together with all exhibits thereto, pursuant to Rule 14d-9 of the General Rules and Regulations of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

                                          OEA Merger Corporation

March 24, 2000

                                                                      SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT.

    Set forth in the table below are the name and the present principal occupations or employment and citizenship and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. The principal business address of Parent, and, unless otherwise indicated, the business address of each person identified below, is World Trade Center, Klarabergsviadukten 70, SE-107 24 Stockholm, Sweden.

                                     PRESENT PRINCIPAL OCCUPATION OR
                                   EMPLOYMENT, CITIZENSHIP AND MATERIAL
NAME                            POSITIONS HELD DURING THE PAST FIVE YEARS
----                      ------------------------------------------------------
Gunnar Bark               Chairman of the Board and Chief Executive Officer from
                          May 1, 1997 until January 31, 1999. He has been
                          Chairman of the Board since May 1, 1997. He is a
                          Swedish citizen.

Lars Westerberg           President and Chief Executive Officer since February
                          1, 1999. Director of the Board. He is a Swedish
                          citizen.

Leif Berntsson            Vice President Purchasing since May 1, 1997. He has
                          been Vice President Quality of Autoliv AB since 1988
                          and Vice President Purchasing of Autoliv AB since
                          1992. He is a Swedish citizen.

Hans Biorck               Vice President and Chief Financial Officer since April
                          1, 1999. He has been Vice President, Treasurer since
                          September 1998. Prior to such time, he held CFO
                          positions in Esselte AB and EBS Inc. He is a Swedish
                          citizen.

Wilhelm Kull              Vice President IT and Chief Financial Officer from May
                          1, 1997 until March 31, 1999. He is a Swedish citizen.

Claes Humbla              Vice President Human Resources since May 1, 1997. He
                          has been Vice President Human Resources of Autoliv AB
                          since 1989. He is a Swedish citizen.

Yngve Haland              Vice President Research since May 1, 1997. He has been
                          Vice President Research of Autoliv AB since 1994.
                          Prior to such time, he was Group Manager Research for
                          Autoliv AB since 1989. He is a Swedish citizen.

Benoit Marsaud            Vice President Manufacturing since February 4, 1998.
                          He has been Vice President Manufacturing of Autoliv AB
                          since 1992 and was appointed President of Autoliv
                          France in May 1997. He is a French citizen.

Mats Odman                Director of Investor Relations since May 1, 1997. He
                          has been Director of Investor Relations of Autoliv AB
                          since 1994. He previously held the same position in
                          Fermenta AB and Gambro AB. Prior to such time, he was
                          Investor Relations Manager of Pharmacia AB. He is a
                          Swedish citizen.

                                     PRESENT PRINCIPAL OCCUPATION OR
                                   EMPLOYMENT, CITIZENSHIP AND MATERIAL
NAME                            POSITIONS HELD DURING THE PAST FIVE YEARS
----                      ------------------------------------------------------
Jan Olsson                Vice President Engineering since October 1, 1997. He
                          has been Manager of Engineering of Autoliv Sverige AB
                          since 1989 and President of such company since August
                          1994. He is a Swedish citizen.

Hans-Goran Persson        Vice President Purchasing since July 1, 1999. He
                          previously held the same positions at SKF, Volvo Cars
                          and in the passenger car division of Saab-Scania. He
                          is a Swedish citizen.

Jorgen I. Svensson        Vice President Legal Affairs, General Counsel and
                          Secretary since May 1, 1997. He has been Legal Counsel
                          of Autoliv AB since 1989, General Counsel since 1991
                          and Vice President Legal Affairs and General Counsel
                          since 1994. He has also been Vice President and
                          Treasurer of Purchaser since March 13, 2000. He is a
                          Swedish citizen.

2.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER.

    Set forth in the table below are the name and the present principal occupations or employment and citizenship and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Purchaser. The principal business address of Purchaser and, unless otherwise indicated, the business address of each person identified below, is the World Trade Center, Klarabergsviadukten 70, SE-107 24 Stockholm, Sweden.

                                     PRESENT PRINCIPAL OCCUPATION OR
                                   EMPLOYMENT, CITIZENSHIP AND MATERIAL
NAME                            POSITIONS HELD DURING THE PAST FIVE YEARS
----                      ------------------------------------------------------
Hans Biorck               President since March 13, 2000. He has been Vice
                          President and Chief Financial Officer of Parent since
                          April 1, 1999 and Vice President, Treasurer since
                          September 1998. Prior to such time, he held CFO
                          positions in Esselte AB and EBS Inc. He is a Swedish
                          citizen.

Jorgen I. Svensson        Vice President and Treasurer of Purchaser since March
                          13, 2000. He has been Vice President Legal Affairs,
                          General Counsel and Secretary of Parent since May 1,
                          1997. He has also been Legal Counsel of Autoliv AB
                          since 1989, General Counsel since 1991 and Vice
                          President Legal Affairs and General Counsel since
                          1994. He is a Swedish citizen.

Michael Anderson          Vice President and Secretary since March 13, 2000. He
                          has also been Vice President and General Counsel of
                          Autoliv ASP since March 31, 1998. He was previously
                          Vice President and Special Counsel of Autoliv ASP from
                          May 1, 1997 to March 31, 1998 and Vice President and
                          General Counsel of Autoliv North America, Inc. from
                          August 1994 to May 1, 1997. His business address is
                          1320 Pacific Drive, Auburn Hills, Michigan 48326. He
                          is a U.S. citizen.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          BY HAND:                       BY MAIL:                 BY OVERNIGHT COURIER:

 First Chicago Trust Company    First Chicago Trust Company    First Chicago Trust Company
         of New York                    of New York                    of New York
Attention: Corporate Actions   Attention: Corporate Actions   Attention: Corporate Actions
 c/o Securities Transfer and            Suite 4660                     Suite 4660
   Reporting Services Inc.             P.O. Box 2565            525 Washington Boulevard
         100 William            Jersey City, NJ 07303-2565        Jersey City, NJ 07310
     Street--Galleria J
     New York, NY 10038

                                   FOR INFORMATION CALL:
                                      (800) 251-4215

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                     [LOGO]

                         17 State Street, 10(th) Floor
                              New York, N.Y. 10004
                Brokers and Bankers Call Collect (212) 440-9800
                                       Or
                    All Other Call Toll Free (800) 223-2064